Exhibit 10.48

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this “Agreement”) is being entered into as of December 15, 2004, by and between @Road, Inc., a Delaware corporation (“@Road”) and Martin Knestrick (“Employee”).

1. Commencement of Employment

     The effectiveness of this Agreement is contingent upon the final consummation of the acquisition of Vidus Limited (“Vidus”) by @Road pursuant to the terms of the Acquisition Agreement dated as of the date hereof by and among @Road, Vidus and NV Partners III-BT LP. Employee’s effective date of employment with @Road under this Agreement will be the day following the final consummation of the acquisition (the “Effective Date”). On that day, Employee will be eligible to participate in the regular health insurance benefits and other employee benefit plans established by @Road generally for its employees. Employee will receive credit for his employment at @Road for purposes relating to the vacation policy and benefit plans (other than vesting of any future stock options granted to Employee by @Road), as if Employee’s employment under this Agreement had started the date Employee started work with Vidus to the extent possible under the applicable plan or benefit program.

2. At-Will Employment

     The term of this Agreement is 18 months from the Effective Date (the “Term”). However, this Agreement shall not be construed as constituting a contract of employment for any specific period of time, but will create an “employment at will” relationship that may be terminated at any time by Employee or @Road, with or without cause, subject to the various rights and remedies of the parties contemplated by the remainder of this Agreement. Employee’s signature at the end of this Agreement confirms that no promises or agreements that are contrary to the at-will relationship have been committed to Employee during any of Employee’s discussions with @Road or Vidus, and that this letter contains the complete agreement regarding the terms and conditions of Employee’s employment with @Road. Employee’s signature will also confirm that Employee understands and agrees that neither Employee’s job performance nor promotions, commendations, bonuses or the like from @Road will give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Employee’s employment.

3. Compensation

(a) In consideration for all rights and services provided by Employee under this Agreement, Employee shall receive a base salary during the Term of this Agreement at the annual rate of $200,000 per year, paid semi-monthly. Following the completion of the Term of this Agreement, Employee’s total compensation will be re-evaluated in connection with the annual compensation review by @Road.

(b) Employee will be entitled to receive bonus compensation, to the extent earned, during the Term of this Agreement in accordance with the bonus program described in Annex A.

(c) As a term of Employee’s employment, the management of @Road will recommend to its Board of Directors that Employee be granted (i) options to purchase 84,190 shares of @Road common stock under the @Road Non-Stockholder Approved Option Plan (the “Non-Approved Plan”) (the “Start Option”) and (ii) options to purchase that number of shares of @Road common stock under the @Road 2000 Stock Option Plan (the “Stock Option Plan”) equal to the sum of: 300,000 less the number of @Road Common Shares received by Employee in connection with the completion of the Acquisition Agreement dated as of December 15, 2004 by and among the Company, Vidus Limited and NV Partners III-BT LP less 84,190 (the “Bonus Option). Such options will granted by the @Road Board of Directors within five business following the Effective Date. The exercise price per share for such options will be the fair market value of one share of @Road common stock on the date of grant as determined by the Board of Directors. Employee’s options will vest (i) as to Start Option, monthly in eighteen equal installments over the eighteen-month period commencing on the date of grant and (ii) as to the Bonus Option, on the day immediately following the date that is eighteen months following the date of grant.

4. Title and Position

       Employee shall initially serve under this Agreement as Managing Director, Europe, for @Road and Employee will initially report to Krish Panu, Chief Executive Officer of @Road. In the event Employee’s job title and/or responsibilities change during the Term of the Agreement, such new title and position will thereafter be Employee’s title and position for the purposes of this Agreement.

5. Duties

     Employee will be responsible for developing and executing the annual operating plan for European operations. Employee will be expected to personally and diligently perform this function (which includes reasonable travel and periodic travel between Company’s California office and its subsidiary office in the United Kingdom for up to extended stays appropriate to perform Employee’s responsibilities hereunder) on a full-time and exclusive basis and to perform such services as @Road or any of its divisions may reasonably require. Employee will also be expected to observe all reasonable policies, standards and regulations adopted by @Road in connection with the operation of its business and carry out all reasonable instructions of @Road. Employee will at all times perform all of the duties and obligations reasonably required of Employee under this Agreement in a loyal and conscientious manner and to the best of Employee’s ability and experience.

6. Expenses

     To the extent Employee incurs necessary and reasonable business expenses in the course of Employee’s employment, Employee shall be reimbursed for such expenses, subject to the then current policies of @Road regarding reimbursement of such business expenses.

7. Protection of Employer’s Interests

     In the course of Employee’s performance of this Agreement, it is likely that Employee will become knowledgeable about confidential and or proprietary information related to the operations, products and services of @Road and its clients. To protect the interests of @Road and its clients, all employees are required to read and sign a PROPRIETARY RIGHTS AND CONFIDENTIALITY AGREEMENT prior to beginning employment. A copy of this agreement is attached to this Agreement as Annex B. Employee is required to sign it and return it along with Employee’s signed copy of this Agreement.

8. Termination

     (a) Termination by @Road for Cause. At any time during the Term of this Agreement, @Road may terminate Employee’s employment under this Agreement upon the occurrence of any of the following events (such events, individually or in the aggregate, shall constitute “Cause” hereunder):

          (i) in the event that Employee shall fail or refuse to comply in any material respect with the policies, standards or regulations of @Road from time-to-time established (and applicable to all similarly situated employees of @Road), provided that @Road has provided a written notice to Employee which specifically sets forth the factual basis for such failure or refusal and @Road has allowed Employee fourteen (14) days following delivery of such notice to cure any curable failure or refusal;

          (ii) in the event that Employee, following written request from @Road, shall fail or refuse, in any material respect, to perform capably, diligently and competently the duties assigned to Employee by @Road in accordance with Section 5 above, provided that @Road has provided a written notice to Employee which specifically sets forth the factual basis of such failure or refusal and @Road has allowed Employee fourteen (14) days following delivery of such notice to cure any such curable failure or refusal;

          (iii) in the event that Employee conducts himself in a dishonest, unethical or fraudulent manner, which materially discredits @Road or is materially detrimental to the reputation, character or standing of @Road;

          (iv) in the event that Employee takes deliberate actions with an intent to injure @Road;

          (v) in the event that Employee is convicted of a felony or crime of moral turpitude or enters a plea of nolo contendre in response to a charge of such a crime; or

          (vi) in the event that Employee materially breaches this Agreement, the Proprietary Rights and Confidentiality Agreement or the Non-Competition Agreement by and between the parties hereto of even date hereof (the “Noncompetition Agreement”).

     @Road will not have any further obligation to Employee upon such termination by @Road for Cause or termination by the Employee other than for Good Reason (as defined below) (other than to pay Employee any amounts already earned prior to termination), and Employee will continue to be bound by the provisions of Sections 7 and 9.

     (b) Termination by Employee for Good Reason. At any time during the Term of this Agreement, Employee may terminate his Employment under this Agreement upon the occurrence of any of the following events (such events, individually or in the aggregate, shall constitute “Good Reason” hereunder):

          (i) in the event of a material reduction of Employee’s base salary from the base salary set forth in Section 3(a) above; or

          (ii) in the event that there occurs a material reduction in the Employee’s responsibilities from the responsibilities set forth in Section 5 above, provided that @Road has provided a written notice to Employee which specifically sets forth the factual basis of such failure or refusal and @Road has allowed Employee fourteen (14) days following delivery of such notice to cure any such curable failure or refusal. Any relocation(s) of Employee between the U.S. and the U.K. for any reason shall not be considered a “material reduction in the Employee’s responsibilities” for the purposes of this Section 8.

     @Road will have the obligations to Employee set forth in Section 8(b) below upon such termination for Good Reason, and Employee will continue to be bound by the provisions of Sections 7 and 9.

     (c) Termination Without Cause; Termination for Good Reason. @Road may terminate this Agreement at any time and without Cause by giving written notice to Employee. Employee may terminate this Agreement at any time with Good Reason by giving written notice to @Road. Following any such termination and subject to the execution by employee of a general release of all claims, @Road will pay Employee a severance payment equal to Employee’s base salary payable hereunder through the remainder of the Term, less applicable withholdings, in accordance with the then current payroll policy of @Road.

     (d) Termination of Option Vesting. Except as otherwise provided in the Stock Option Plan under which Employee is granted an option, any options granted to Employee by @Road during the term of Employee’s employment hereunder will immediately cease vesting upon Employee’s termination with or without Cause and with or without Good Reason and will thereafter be exercisable only if and as provided in Employee’s respective option agreement(s), the Stock Option Plan and the Non-Approved Plan.

9. Arbitration

     This Agreement confirms the parties’ mutual agreement to binding arbitration under the Employment Dispute rules of the American Arbitration Association, should there be any dispute related to the termination of our employment relationship or the terms of Employee’s employment relationship with @Road.

10. Entire Agreement; Amendments; Waiver, Etc.

     (a) This Agreement, together with the Stock Option Plan, option agreements, the Noncompetition Agreement, and the Proprietary Rights and Confidentiality Agreement referred to herein, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of Employee’s employment. No waiver, amendment or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by authorized representatives of the parties hereto.

     (b) In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     (c) No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

     (d) This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

12. Notices

     All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To @Road:	@Road, Inc.
Attn: General Counsel
47200 Bayside Parkway
Fremont, California 94538

To Employee:	124 Red Hill Circle
Tiburon, CA 94920

ACCEPTED AND AGREED TO:
Employee

/s/ Martin Knestrick

Martin Knestrick

Date: 15 December 2004

AGREED AND ACKNOWLEDGED:

@Road, Inc.

By: /s/ Krish Panu

Title: President

Date: December 15, 2004

Annex A

Bonus Plan

During the @Road 2005 year, Employee shall be eligible for the following bonus compensation:

•	“Basic bonus amount”

•	For any revenue up to USD 37.5 million in revenue recognized under U.S. GAAP by @Road during the @Road 2005 year for the sale of software licenses, support and maintenance and professional services for Vidus’ taskforce product suite, as in existence on the date hereof and hereafter upgraded and updated (but excluding any revenue recognized from or if bundled with taskforce apportioned to the sale or license of any @Road products or services as in existence on the date hereof and hereafter upgraded and updated) anywhere in the world (the “Recognized Revenue Amount”), Employee shall earn the basic bonus amount calculated to be product of: (100,000/37,500,000) * Recognized Revenue Amount.

•	No more than USD 100,000 is payable pursuant to the basic bonus amount formula set forth above.

By way of example, if the Recognized Revenue Amount for the @Road 2005 second quarter is USD 10 million, then the basic bonus amount is USD 26,667.

•	“Accelerator bonus amount”

•	In addition to amounts earned under the basic bonus amount above, for revenue recognized in excess of USD 37.5 million and which is recognized under U.S. GAAP by @Road during the @Road 2005 year for the sale of software licenses, support and maintenance and professional services for Vidus’ taskforce product suite, as in existence on the date hereof and hereafter upgraded and updated (but excluding any revenue recognized from or if bundled with taskforce apportioned to the sale or license of any @Road products or services as in existence on the date hereof and hereafter upgraded and updated) anywhere in the world (the “Accelerator Recognized Revenue Amount”), Employee shall earn the accelerator bonus amount calculated to be the product of: (100,000/37,500,000) * 1.15 * Accelerator Recognized Revenue Amount.

•	Employee shall not be eligible to earn any accelerator bonus amount until the total basic bonus amount of USD 100,000 is earned by Employee.

•	There is no limit to the amount payable pursuant to the accelerator bonus amount formula set forth above.

•	By way of example, if the Accelerator Recognized Revenue Amount for the @Road 2005 fourth quarter is USD 5 million, then the accelerator bonus amount is USD 15,333.

Conditions applicable to both the basic bonus amount and the accelerator bonus amount

•	To be eligible to earn any bonus compensation, Employee must be employed by @Road or one of its subsidiaries throughout the @Road 2005 quarter for which a bonus was earned, must be substantially responsible for the sales and marketing of the Vidus taskforce product suite during such quarter, and must be employed by @Road or one of its subsidiaries at the time of payment of the corresponding earned bonus amount, if any.

•	All revenue recognized shall be stated in United States dollars. For any currency exchange rate calculation required hereunder, the currency exchange rate for converting any foreign currency into United States dollars used by the @Road Finance Department for its quarterly financial results reporting activities shall be used.

•	Any earned bonus amount:

•	Shall be calculated as set forth herein;

•	Is a gross amount subject to all applicable taxes and withholding;

•	Shall be paid in U.S. dollars;

•	Shall be calculated quarterly in accordance with @Road quarters; and

•	Shall be paid quarterly in accordance with @Road quarters five (5) business days after the public announcement by @Road of its quarterly results for such quarter.

•	For the avoidance of doubt:

•	@Road typically announces its quarterly results 3-5 weeks after the end of a quarter.

•	Employee shall not be eligible for any other bonus plan, such as the @Road Quarterly Bonus Plan or any @Road sales commission plans currently in existence or any plan which may be created during the Term.

During December 2005, Employee and the Chief Executive Officer of @Road shall meet to discuss a new Employee bonus plan, if any, applicable to the portion of the Term in the @Road 2006 year.

Annex B

@Road, Inc.

Proprietary Rights and Confidentiality Agreement
(Employees)

     This Agreement is entered into by and between @Road, Inc., a Delaware corporation, (the “Company”) and the employee whose name is set forth on the signature page hereto (“Employee”).

     In consideration of Employee’s employment or continued employment, as the case may be, the Company and Employee agree as follows:

1. CONFIDENTIALITY

     1.1 Definition. As used herein, “Confidential Information” shall include information known by the Company that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosures or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (see California Civil Code 3426 et seq.), as well as any information which is related to the business of the Company or the clients, customers, suppliers, or other parties which may be made known to Employee, learned, discovered, or developed by Employee during the period of employment by the Company which is not generally know outside the Company. By way of example, Confidential Information includes not only technical information such as designs, software, and parts lists and service features but also business information, such as business/market areas, market research, plans, forecasts, strategies, pricing, lists of personnel, compensation information, career prospects, customers or sales prospects, suppliers or channel partners, unpublished financial data or statements, budgets and terms of contracts.

     1.2 Relationship of trust. Employee acknowledges that his or her employment by the Company creates a relationship of trust and confidence with respect to Confidential Information of the Company, and of every client, customer, supplier or other party, whom the Company conducts business which was made known to the Employee by the Company of such other party, or learned, discovered, or developed by Employee during the period of his or her employment.

     1.3 Non-Disclosure. Employee agrees that at all times, both during Employee’s employment by the Company and after its termination, Employee will keep in strictest confidence and trust and maintain the secrecy of all Confidential Information, and Employee will not use or disclose any Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing his or her duties as an employee of the Company.

     1.4 Former Employer Information. Employee will not, during his or her employment with the Company, (a) improperly use or disclose any Confidential Information, proprietary information or trade secrets of any former or concurrent employers or companies, if any, and (b) will not bring onto the premises of the Company any property belonging to Employee’s former or concurrent employers or companies, if any, unless consented to in writing by such employers or companies. Employee represents to the Company that he or she has not entered into any oral or written agreement in conflict with this Section 1.4.

     1.5 Return of Company Materials. Upon the termination of his or her employment with the Company for any reason, Employee will deliver to the Company all documents, notes, drawings, specifications, programs, data, and other materials of any nature pertaining to his or her work with the Company.

     1.6 Obligations Imposed by Third Parties. Employee acknowledges that the Company, from time to time, may have agreements with other persons or governmental agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions and to take all action necessary by him or her to discharge the obligations of the Company under such agreement.

2. INVENTIONS

     2.1 Disclosure to the Company.

          2.1.1 Employee agrees to promptly disclose to the Company (or any persons designated by it) all discoveries, developments, designs, improvements, inventions, formulas, algorithms, processes, techniques, software, programs, know-how, and data, whether or not patentable or registrable under copyright or similar statues, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others that (a was developed using any trade secret or Confidential Information of the Company, (b) results from any work performed by Employee for the Company and/or for 180 days after termination of his or her employment with the Company and is useful to the Company or relates at the time of conception or reduction to practice to the Company’s business or it’s actual or demonstrably anticipated research or development. All such information or materials are collectively referred to in this Agreement as “Inventions.”

          2.1.2 The Company requests, and the Employee agrees to disclose to the Company upon such request, any information or materials of the kind described above for the purpose of determining whether they constitute “Inventions” as defined above. The Company agrees to receive all such information and/or materials in confidence.

     2.2 Proprietary Interest. Employee agrees that all Confidential Information and Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, and other rights in connection with such Confidential Information and Inventions.

     2.3 Assignment of Proprietary Interests. Except as provided in Section 2.5 below, Employee hereby assigns to the Company and/or its assigns, any right, title, and interest he or she may have or acquire in such Confidential Information or Inventions and agrees to assist the Company and its assigns in every proper way (but at the expense of the Company or its assigns) to obtain and enforce patents, copyrights, and other rights and protections relating to such Confidential Information and Inventions in any and all countries.

     2.4 Special Power of Attorney. If the Company or its assigns is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to any Confidential Information or Invention, whether because of Employee’s absence, physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its assigns, and their duly authorized officers and agents, and each of them, as Employee’s agent and attorney-in-fact, to act for and in his or her behalf and stead to execute and file any such application or applications and to so all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other rights or protections thereon with the same legal force and effect as if executed by Employee. Employee acknowledges that the foregoing special power of attorney is coupled with an interest of the Company and its assigns in the subject of special power.

     2.5 Exception to Assignment. Any provision in this agreement requiring Employee to assign his or her rights in or to any Confidential Information or Invention does not apply to any Confidential Information or Invention that qualifies fully under provisions of Section 2870 of the California Labor Code. Section 2870 of the California Labor Code provides that any provisions in an employment agreement which requires the Employee to assign his or her rights to any inventions shall: not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

3. COMPETITIVE BUSINESS

     3.1 Competition During Employment. During Employee’s employment with the Company, Employee agrees not to engage in any employment or business which is competitive with or similar to the present or anticipated business of the Company, or which would interfere with the performance of his of her responsibilities to the Company.

     3.2 Restrictions on Solicitation. Employee also agrees that for a period of twelve (12) months immediately following the termination of his or her employment with the Company for any reason, whether with or without cause, not to either directly or indirectly: (a) call on, solicit or take away any of the customers of the Company on whom he or she called or with whom he or she became acquainted during his or her employment with the Company, either for his or her own competing business or for the competing business of any other person or entity, or (b) solicit or take away, or attempt to solicit or take away, any employees of the Company, either for his or her own competing business or for the competing business of any other person or entity. However, this Section 3 shall not be deemed to restrict Employee’s use of general or trade advertising whether for himself or for others.

4. REMEDIES. Employee agrees that money damages would be an inadequate remedy for any breach of the promises set forth in this Agreement. Accordingly, Employee agrees that if he or she breaches this Agreement, or threatens to do so, in addition to all other remedies the Company may have under the Uniform Trade Secrets Act or otherwise, the Company shall be entitled to injunctions or other appropriate orders to restrain any such breach without showing or proving any actual damage to the Company.

5. ADDITIONAL TERMS

     5.1 Expenses. In the event of any action at law or in equity between the parties hereto to enforce the provisions of this Agreement, the unsuccessful party shall pay to the other all costs and expenses so incurred, including attorney’s fees.

     5.2 Assignment. This Agreement is not assignable by Employee, by operation of law or otherwise, without the prior written consent the Company. This Agreement shall be binding upon Employee’s heirs, executors, administrators, other legal representatives and permitted assigns and is for the benefit of the Company, its successors, assigns and affiliates.

     5.3 Severability. If any provision of this Agreement may be unenforceable for any reason, it shall be interpreted, to the extent possible, to enhance its enforceability in order to achieve the intent of the parties to this Agreement. Nonetheless, the invalidity of any provision of this Agreement as applied to certain circumstances or any other provision of this Agreement.

     5.4 Governing Law. This Agreement shall be constructed in accordance with and governed by the laws of the State of California.

     5.5 Entire Agreement. This Agreement expresses the entire understanding of the parties with respect to the subject matter hereof, supersedes and terminates any prior oral or written agreement with respect to such subject matter and shall survive termination of Employee’s employment.

     5.6 Counterparts. This agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute on in the same document.

     5.7 Notices. All notices hereunder shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified mail, return receipt requested, to the other party at the address set forth below such party’s signature hereto, or at such other address as may be requested for such purpose by notice duly given hereunder.

     5.8 Confirmation. Employee will confirm in writing his or her obligation under this Agreement at the end of his or her employment.

     The parties to this Agreement hereby accept and agree to all of the above terms and acknowledge receipt of a copy of this Agreement.

@Road, Inc.

By: /s/ Krish Panu	/s/ Martin Knestrick
(Employee Signature)

Name: Krish Panu	Martin Knestrick
(Employee Name, Typed or Printed)

Title: President	124 Red Hill
(Employee Address)
Tiburon, CA 94920

Date: 15 December 2004